FOR IMMEDIATE RELEASE
                             April 21, 2004

NORFOLK SOUTHERN REPORTS RECORD REVENUES,
INCOME FROM RAILWAY OPERATIONS

For the first quarter 2004:

     -  Railway operating revenues rose to a record $1.7 billion.
     - Income from railway operations improved to $346 million and set an all-time record.
     -  Net income reached $158 million or $0.40 per share.
     - Operating ratio improved to 79.6 percent, NS' best since the Conrail integration.

NORFOLK, VA - For the first quarter of 2004, Norfolk Southern
Corporation (NYSE: NSC) reported record revenues of $1.7 billion, up eight percent compared with the same period last year, and record first quarter income from railway operations of $346 million, up 50 percent, compared with the same period last year.

     First-quarter income from continuing operations before accounting changes was $158 million, or $0.40 per share, compared with last year's $85 million, or $0.22 per share.

     Reported net income for first quarter 2003 was $209 million, or $0.54 per share, which included a $114 million, or $0.29 per share, gain due to a required industry-wide accounting change to account for the cost of removing railroad crossties, and a gain of $10 million, or $0.03 per share, from discontinued motor carrier operations.

     Excluding those items, net income in the first quarter increased by $73 million, or 86 percent, over the same period last year. Revenues increased $132 million, or eight percent, over the same quarter in 2003. Carloads rose seven percent for the same period.

     "I am very pleased to report that Norfolk Southern set a number of financial and operational records this quarter," said David R. Goode, chairman, president and chief executive officer. "We recorded the highest railway operating revenues in our history, and we posted our best ever income from railway operations.
We produced the best first-quarter operating ratio since the Conrail integration in what is traditionally the most challenging quarter. Our network velocity reached an all-time high as our average train speed exceeded our goal and was among the best in the industry. We improved our terminal dwell time performance over year-earlier levels. And finally, our network fluidity continued to improve as we handled 109,000 more carloads in the quarter but our cars on line remained constant."

     Norfolk Southern reported its best operating ratio -- the standard measure of railroad efficiency -- since the integration of its portion of the Conrail system in 1999.
For the quarter, the railway operating ratio was 79.6 percent compared with 85.2 percent a year earlier.

     General merchandise revenues for the first quarter reached a record $967 million, an increase of five percent over the same period last year. All merchandise markets reported revenue gains, compared with the same period a year earlier, led by metals and construction, which reported an increase of 10 percent. Increased steel shipments from nearly all of the mills served by Norfolk Southern helped grow this category. Chemicals set a record, with revenues increasing six percent over the same period in 2003, driven by increased shipments of petroleum and industrial intermediate products. Led by shipments of ethanol and fertilizer, agricultural products set first-quarter records for both volume and revenue.

     Coal revenues were up in the first quarter, increasing 12 percent to $398 million in the first quarter of 2004 compared with the same period last year. The export coal sector benefited as a result of weakness of the dollar and higher ocean-going bulk rates. In the utility sector, carloadings were up three percent in the first quarter compared with the same period in 2003.

     Intermodal revenues climbed 13 percent to $328 million in the first quarter 2004 compared with the same period last year. Increased demand for consumer products and traffic growth from new truck-competitive, transcontinental services, as well as reliable, consistent service performance, helped drive the growth.

     First-quarter railway operating expenses were up only $17 million, or one percent, over the same period in 2003.

     "Norfolk Southern's exceptional first-quarter performance has provided a solid platform from which to build through the remainder of the year and reflects the strength of our higher-value transportation products and operating efficiency," Goode said.

     "Looking ahead, we remain optimistic about the health of the industrial economy," said Goode, noting that for April, overall carloadings were up five percent, led primarily by intermodal.
"Our strong and improving service gives us an increasingly valuable product going forward."

     Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

                                   ###

For further information contact:
	(Media) Bob Fort, 757-629-2710
	(Investors) Leanne McGruder, 757-629-2861




________________________________________________________________________



                Norfolk Southern Corporation and Subsidiaries
                      Consolidated Statements of Income
                                (Unaudited)
                       ($ millions except per share)


                                                   Three Months Ended
                                                        March 31,
                                                   ------------------
                                                     2004       2003
                                                     ----       ----
Railway operating revenues:
  Coal                                           $    398    $    354
  General merchandise                                 967         918
  Intermodal                                          328         289
                                                  -------     -------
    TOTAL RAILWAY OPERATING REVENUES                1,693       1,561
                                                  -------     -------

Railway operating expenses:
  Compensation and benefits                           545         526
  Materials, services and rents                       365         360
  Conrail rents and services                          102         107
  Depreciation                                        129         127
  Diesel fuel                                         107         104
  Casualties and other claims                          40          51
  Other                                                59          55
                                                  -------     -------
    TOTAL RAILWAY OPERATING EXPENSES                1,347       1,330
                                                  -------     -------

     Income from railway operations                   346         231

Other income - net                                     10          21
Interest expense on debt                             (121)       (127)
                                                  -------     -------
     Income from continuing operations before
      income taxes and accounting changes             235         125

Provision (benefit) for income taxes:
  Current                                              49          46
  Deferred                                             28          (6)
                                                  -------     -------
    TOTAL INCOME TAXES                                 77          40
                                                  -------     -------

     Income from continuing operations
      before accounting changes                       158          85

Discontinued operations - taxes on sale
 of motor carrier (note 1)                             --          10

Cumulative effect of changes in accounting
 principles, net of taxes (note 2)                     --         114
                                                  -------     -------

    NET INCOME                                   $    158    $    209
                                                  =======     =======

Earnings per share (basic and diluted):
  Income from continuing operations before
   accounting changes                            $   0.40    $   0.22
  Discontinued operations (note 1)                     --        0.03
  Cumulative effect of changes
   in accounting (note 2)                              --        0.29
                                                  -------     -------
    NET INCOME                                   $   0.40    $   0.54
                                                  =======     =======

Average shares outstanding (000's)                391,231     389,250

See notes to financial statements.

----------------------------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                       Consolidated Balance Sheets
                              (Unaudited)
                              ($ millions)

                                              March 31,      December 31,
                                              --------       -----------
                                                2004             2003
                                                ----             ----
ASSETS
Current assets:
  Cash and cash equivalents                 $    107         $    284
  Accounts receivable - net (note 3)             765              695
  Materials and supplies                          97               92
  Deferred income taxes                          197              189
  Other current assets                           156              165
                                             -------          -------
    Total current assets                       1,322            1,425

  Investment in Conrail                        6,275            6,259

  Properties less accumulated depreciation    11,819           11,779

  Other assets                                 1,176            1,133
                                             -------          -------
    TOTAL ASSETS                            $ 20,592         $ 20,596
                                             =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          $    884         $    948
  Income and other taxes                         233              199
  Due to Conrail                                  89               81
  Other current liabilities                      270              213
  Current maturities of long-term debt           210              360
                                             -------          -------
    Total current liabilities                  1,686            1,801

Long-term debt                                 6,671            6,800

Other liabilities                              1,065            1,080

Due to Conrail                                   785              716

Deferred income taxes                          3,263            3,223
                                             -------          -------
    TOTAL LIABILITIES                         13,470           13,620
                                             -------          -------
Stockholders' equity:
  Common stock $1.00 per share par value         413              412
  Additional paid-in capital                     539              521
  Unearned restricted stock                      (12)              (5)
  Accumulated other comprehensive loss           (37)             (44)
  Retained income                              6,239            6,112
                                             -------          -------
                                               7,142            6,996
  Less treasury stock at cost,
   21,016,125 shares                             (20)             (20)
                                             -------          -------
    TOTAL STOCKHOLDERS' EQUITY                 7,122            6,976
                                             -------          -------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                   $ 20,592         $ 20,596
                                             =======          =======
See notes to financial statements.

--------------------------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                  Consolidated Statements of Cash Flows
                              (Unaudited)


                                           Three Months Ended March 31,
                                                   ($ millions)
                                            ---------------------------
                                                      2004         2003
                                                      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                        $  158       $  209
  Reconciliation of net income to
   net cash provided by operating activities:
    Net cumulative effect of changes
     in accounting principles (note 2)                  --         (114)
    Depreciation                                       132          131
    Deferred income taxes                               28           (6)
    Equity in earnings of Conrail                      (15)         (12)
    Gains on properties and investments                 (1)          (5)
    Income from discontinued operations (note 1)        --          (10)
    Changes in assets and liabilities
     affecting operations:
       Accounts receivable (note 3)                    (71)        (106)
       Materials and supplies                           (5)          (4)
       Other current assets                             20           24
       Current liabilities other than debt              40           73
       Other - net                                     (28)         (47)
                                                   -------      -------
        Net cash provided by operating activities      258          133

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                  (172)        (197)
  Property sales and other transactions                  1            3
  Investments, including short-term                    (23)         (20)
  Investment sales and other transactions                1            4
                                                   -------      -------
        Net cash used for investing activities        (193)        (210)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends                                            (32)         (27)
  Common stock issued - net                              5            1
  Proceeds from borrowings (note 4)                     88           87
  Debt repayments                                     (303)         (40)
                                                   -------      -------
        Net cash provided by (used for)
          financing activities                        (242)          21
                                                   -------      -------
        Net decrease in cash and cash equivalents     (177)         (56)

CASH AND CASH EQUIVALENTS:
  At beginning of year                                 284          184
                                                   -------      -------
  At end of period                                $    107     $    128
                                                   =======      =======

SUPPLEMENTAL DISCLOSURES OF CASH-FLOW
 INFORMATION
  Cash paid during the period for:
    Interest (net of amounts capitalized)         $     71      $    72
    Income taxes                                  $     --      $    14

See notes to financial statements.

--------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS:

1.   DISCONTINUED OPERATIONS IN 2003-
     First-quarter 2003 results included an additional after-tax gain of $10 million, or 3 cents per share, related to the 1998 sale of NS' motor carrier subsidiary, North American Van Lines, Inc. This non-cash gain resulted from the resolution of tax issues related to the transaction.

2.   CHANGES IN ACCOUNTING PRINCIPLES IN 2003-
     NS adopted Financial Accounting Standards Board (FASB) Statement No. 143, "Accounting for Asset Retirement Obligations" (SFAS
     No. 143), effective Jan. 1, 2003, and recorded a $110 million net adjustment ($182 million before taxes) for the cumulative effect of this change in accounting on years prior to 2003. Pursuant to SFAS No. 143, the cost to remove crossties must be recorded as an expense when incurred; previously these removal costs were accrued as a component of depreciation. This change in accounting lowered 2003 depreciation expense (because the depreciation rate for crossties no longer reflects costs to remove) and increased compensation and benefits expenses (for the costs to remove retired assets). The net effect on total railway operating expenses and net income was not material.

     NS also adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN No. 46), effective Jan. 1, 2003, and recorded a $4 million net adjustment ($6 million before taxes) for the cumulative effect of this change in accounting on years prior to 2003. Pursuant to FIN No. 46, NS has consolidated a special-purpose entity that leases certain locomotives to NS.
     This entity's assets and liabilities at Jan. 1, 2003, included
     $169 million of locomotives and $157 million of debt related to their purchase, as well as a $6 million minority interest liability. This change in accounting increased depreciation and interest expense in 2003 (to reflect the locomotives as owned assets) and lowered lease expense. The net effect on total railway operating expenses and net income was not material.

3.   SALES OF ACCOUNTS RECEIVABLE -
     A bankruptcy-remote special purpose subsidiary of NS sells without recourse undivided ownership interests in a pool of accounts receivable. Accounts receivable sold under this arrangement, and therefore not included in "Accounts receivable - net" on the Consolidated Balance Sheets, were $0 at March 31, 2004, and $0 at Dec. 31, 2003. As a result, the change in "Accounts receivable" included in "Net cash provided by operating activities" on the Consolidated Statements of Cash Flow was $0 for the first three months ended March 31, 2004, compared with $(30) million for the same period of 2003.

4.   PAYMENTS TO CONRAIL -
     Payments made to Conrail reduce NS' "Net cash provided by operating activities." A significant portion of these payments is borrowed back from a Conrail subsidiary. The net borrowings are included in NS' "Net cash used for financing activities" and totaled $69 million in the first quarter of 2004 and $80 million in the first quarter of 2003.